  EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 3, 2023

BLUE DOLPHIN REPORTS RECORD FINANCIAL RESULTS;
FOURTH CONSECUTIVE QUARTER OF STRONG OPERATIONAL PERFORMANCE

•	Reported gross profit of $46.1 million for full year 2022, an increase of $45.2 million, or 4940%, compared to full year 2021.
•	Reported net income of $32.9 million, or $2.34 per share, an increase of $45.7 million, or $3.35 per share, compared to the prior year.
•	Reported refining operations segment contribution margin of $41.2 million, an increase of $44.6 million or 1298%, compared to the prior year.

Houston, April 3, 2022 / Issuer Direct / -- Blue Dolphin Energy Company (“Blue Dolphin”)(OTCQX:BDCO), an independent refiner and marketer of petroleum products in the Eagle Ford Shale region, announced its financial results for the twelve months ended December 31, 2022. For the twelve months ended December 31, 2022 (“Full Year 2022”), Blue Dolphin had gross profit of $46.1 million compared to gross profit of $0.9 million for the twelve months ended December 31, 2021 (“Full Year 2021”).  Net income increased to $32.9 million, or $2.34 per share, for Full Year 2022 from a net loss of $12.8 million, or a loss of $1.01 per share, for Full Year 2021. Refining operations segment contribution margin, a non-GAAP financial measure, totaled $41.2 million for Full Year 2022 compared to a segment contribution deficit of $3.4 million for Full Year 2021. (See below for a reconciliation of non-GAAP financial measures to GAAP financial measures.)

“Blue Dolphin achieved a record-setting 2022 with a number of significant accomplishments, including reaching the highest annual net income and refining segment contribution margin in Blue Dolphin’s history,” said Jonathan P. Carroll, Chief Executive Officer of Blue Dolphin Energy Company. “Assuming refining margins continue to be favorable, we believe that we are in a very good place as a company. We remain focused on safely executing operational excellence initiatives, addressing capital structure (debt) issues, and exploring renewable fuels opportunities.”

Full-Year 2022 and 2021 Results of Operations

	Twelve Months Ended
	December 31,
	2022	2021
	(in thousands)

Total revenue from operations	$487,504	$300,820
Total cost of goods sold	(441,433)	(299,906)

Gross profit	46,071	914

Total cost of operations	(6,988)	(7,613)

Income (loss) from operations	39,083	(6,699)

Total other expense	(5,884)	(6,142)

Income (loss) before income taxes	33,199	(12,841)
Income tax expense	(307)	$-
Net income (loss)	$32,892	$(12,841)

Income (loss) per common share
Basic	$2.34	$(1.01)
Diluted	$2.34	$(1.01)

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Reconciliation of Segment Contribution Margin (Deficit)

	Twelve Months Ended December 31,
	2022	2021	2022	2021	2022	2021	2022	2021
	Refinery Operations		Tolling and Terminaling		Corporate and Other		Total
	(in thousands)

Segment contribution margin (deficit)	$41,186	$(3,436)	$4,884	$4,349	$(221)	$(197)	$45,849	$716
General and administrative expenses(1)	(1,682)	(1,549)	(427)	(343)	(1,860)	(2,742)	(3,969)	(4,634)
Depreciation and amortization	(1,224)	(1,214)	(1,368)	(1,362)	(206)	(204)	(2,798)	(2,780)
Interest and other non-operating expenses, net	(2,753)	(2,779)	(1,433)	(1,649)	(1,697)	(1,715)	(5,883)	(6,143)
Income (loss) before income taxes	35,527	(8,978)	1,656	995	(3,984)	(4,858)	33,199	(12,841)
Income tax expense	-	-	-	-	(224)	-	(307)	-
Net income (loss)	$35,527	$(8,978)	$1,656	$995	$(4,208)	$(4,858)	$32,892	$(12,841)

(1)	General and administrative expenses within refinery operations include the LEH operating fee, related party and accretion of asset retirement obligations.

Non-GAAP Financial Measures. This press release includes segment contribution margin, which, for refinery operations and tolling and terminaling business segments, represents net revenues (excluding intercompany fees and sales) attributable to the respective business segment less associated intercompany fees and sales less associated operation costs and expenses. We believe segment contribution margin is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP.

About Blue Dolphin

Blue Dolphin is an independent downstream energy company operating in the Gulf Coast region of the United States. Subsidiaries operate a light sweet-crude, 15,000-bpd crude distillation tower with more than 1.2 million bbls of petroleum storage tank capacity in Nixon, Texas. Blue Dolphin was formed in 1986 as a Delaware corporation and is traded on the OTCQX under the ticker symbol “BDCO”. For additional information, visit Blue Dolphin's corporate website athttp://www.blue-dolphin-energy.com.

Contact:

Jonathan P. Carroll

Chief Executive Officer and President

713-568-4725

Cautionary Statements Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements relating to Blue Dolphin’s operations that are based on management’s current expectations, estimates and projections about the oil and gas industry. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Blue Dolphin undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For a discussion of risk factors that could cause actual results to differ materially from those in the forward-looking statements, please see the factors set forth under the heading “Risk Factors” in Blue Dolphin’s 2022 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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